Exhibit 10.1

October 6, 2004

Ms. Carol A. Toth

345 East Street

East Walpole, MA 02032

Dear Carol:

I am pleased to present our offer to you to join Anika Therapeutics, Inc. (“Anika” or the “Company”) as an employee. The terms of our offer are outlined below:

Position: Vice President Research and Development

Description Of Duties: Serving as an officer and key member of the corporate strategic leadership team, you will have responsibility for the overall research and development function including the development of the Company’s technology plans, as well as responsibility for the regulatory and clinical functions of the Company. You will oversee the design and development of Anika’s products from concept to commercialization, and you will be responsible for managing the Scientific Advisory Board. You also shall be responsible for performing any duties assigned to you by or under the authority of the Company that are appropriate for an individual of your experience.

Reporting To:  Chief Executive Officer and President

Employment Date: Your anticipated start date is as soon as possible.

Rate of Pay: $8,653.85 per bi-weekly payroll (annualized $225,000.00), subject to applicable deductions and withholdings.

Bonus Eligibility:  Under the new compensation plan, yet to be approved by the Compensation Committee, you will be eligible to receive a discretionary annual target bonus of up to 25% of your annualized base salary subject to determination by the Board of Directors and based on the Company’s performance and your personal performance against key objectives.  To be eligible to receive a bonus, you must be a current employee at the time that the bonus is distributed. Your 2004 bonus will be pro-rated based on your 2004 base salary earned.

Stock Options: Shortly after you commence employment, you will be granted an option on 75,000 shares of common stock of the Company, subject to approval by the Compensation Committee of the Board of Directors.

Carol A. Toth Offer of Employment

Signing Bonus: Anika will pay you in your first paycheck the sum of $30,000 less applicable withholdings, for your accepting the position of Vice President Research and Development.

Benefits: You will be eligible to participate in the Anika employee benefit programs upon commencement of employment. This program currently covers comprehensive medical and dental benefits, life and disability insurance, supplemental disability insurance, and a Section 125 Plan. You will be eligible to participate in our 401(k) Savings and Investment Plan at the first enrollment date following your date of hire. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS. The Company will match 100% of your contribution up to 5% of your salary. Your participation in the benefit plans will be governed by and subject to the plan terms as described in the official documents and Summary Plan Descriptions.

Vacation: You will accrue four weeks of vacation during your first year of employment, subject to the terms of accrual and use set forth in Anika’s policies.

Executive MBA Program: Upon completion of one year’s service, you may enroll and the Company agrees to pay 50% of the tuition and fees to a maximum of $50,000.

Severance In The Event Of Termination:

1)              Termination without cause (non-performance related): If Anika terminates your employment without “cause” (as construed under Massachusetts common law for employment contracts), Anika will continue your base salary at its then current rate for six months, subject to your compliance with your obligations under your other agreements with the Company and your cooperation with any other reasonable requests by Anika for assistance during that period. In addition, in such circumstances the Company will also pay the premiums for continuation of medical and dental benefits under COBRA for you and your family for six months after termination of your employment (or until the end of COBRA eligibility, if earlier), subject to your premium payment of the active employee share of premium payments for such coverage.

2)              Termination for cause: Anika may terminate your employment at any time for cause by delivering to you a certified copy of a resolution of the Board of Directors of Anika finding that you committed an act of omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which you were provided not less than seven days advance notice, including notice of the agenda of such meeting. As used herein, the term “cause” shall mean :

i.                  conviction of a felony involving the Company,

ii.               acting in a manner which is materially detrimental or materially damaging to the Company’s reputation or business operations other than actions which involve your bad judgment or a decision which was taken in good faith, provided that you

Carol A. Toth Offer of Employment

shall have failed to remedy such action within ten days after receiving written notice of the Company’s position with respect to such action; or

iii.            committing any material breach of this agreement, provided that, if such breach is capable of being remedied, you shall have failed to remedy such breach within ten days after your receipt of written notice requesting that you remedy such breach.

Change in Control and Severance Agreement: Subject to the approval of the Compensation Committee of the Board of Directors, an Agreement (attached) between you and Anika Therapeutics, Inc. shall be executed providing terms pertaining to a Change in Control. The purpose of this Agreement is to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

Non-Disclosure and Non-Competition Agreement:  You understand that as a condition of your employment, you will be required to execute Anika’s Non-Disclosure and Non-Competition Agreement, a copy of which is enclosed.  You further understand that the Anika Non-Disclosure and Non-Competition Agreement contains conditions that will survive the termination of your employment, regardless of the reason for that termination.

Arbitration: In the event of any controversy or claim arising out of or relating to this letter agreement or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise), that controversy or claim shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Notwithstanding the foregoing, this provision shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this provision.

Background Check: You understand and agree that all employees are subject to a background check including verification of education.  I enclose a waiver in this regard for your signature.

Carol A. Toth Offer of Employment

At-Will Employment:  You, like everyone else at Anika, will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Representation Regarding Other Agreements:  Finally, this offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at Anika Therapeutics, Inc. Upon commencement of your employment, you will be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter, the Anika Non-Disclosure and Non-Competition Agreement and the background check waiver and return one copy of each to me. I am very enthusiastic about Anika’s future prospects and look forward to your leadership and contribution to the Anika team.

This offer is valid until October 11, 2004.

Sincerely,

/s/ Charles H. Sherwood

Charles H. Sherwood, Ph.D.

Chief Executive Officer and President

Agreed and accepted:

/s/ Carol A. Toth

Carol A. Toth

Date:	10/11/04

Enclosures